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                                                                  EXHIBIT 10.4.3



                                   KOMAG, INC.

                              RETENTION BONUS PLAN


        On May 9, 2002, the United States Bankruptcy Court for the Northern District of California entered an order confirming the "Debtor's Fourth Modified First Amended Plan of Reorganization (the "Reorganization Plan"), which provides for a reorganization (the "Reorganization") of Komag, Inc., a Delaware corporation (the "Company"). The Reorganization Plan will become effective by its terms on or about June 30, 2002.

        1. Purpose of the Plan. The purpose of this Retention Bonus Plan (the "Plan") is to provide certain key employees of the Company who were employed prior to and/or during the Reorganization and who will continue to be employed by the Company following the Reorganization with a bonus incentive to remain so employed.

        2. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company, or a management committee appointed by the Board (referred to collectively herein as the "Board"). The Board shall have the sole discretionary authority to construe and interpret the terms of the Plan, to determine eligibility for benefits and to determine bonus amounts available under the Plan. The Board's determination with regard to any provision of the Plan shall be conclusive and binding on all participants.

        3. Eligibility. The persons eligible to participate in the Plan (the "Participants") shall be those employees of the Company listed on Exhibit A hereto, plus any additional employees who are added by the Board and notified of their participation in writing by a duly authorized officer of the Company.

        4. Operation of the Plan. Participants shall generally be eligible to receive retention bonuses in the amount of up to two (2) weeks base salary for every quarter of continued full-time employment with the Company following the Reorganization. Participants shall also be eligible to receive restricted stock grants to purchase the Company's common stock with the cumulative number of shares available to grant under this Plan up to an aggregate of 1,625,000 shares. Such restricted stock grants shall have a purchase price equal to the par value of the Company's common stock on the date of grant and shall be subject to the terms and conditions (including vesting requirements) of the applicable Company stock plan and restricted stock purchase agreement by and between the Company and each participant. Retention bonuses and restricted stock grants shall be payable to Participants in the respective amounts and at the respective times as determined by the Board in its sole discretion. Participants will be notified in writing by the Company of the specific amount of their retention bonus, if any, and the dates through which they must remain employed by the Company in order to receive the retention bonus (the "Retention Dates"). A participant must remain employed by the Company through the applicable Retention Date in order to receive his or

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her retention bonus. There shall be no retention payment for partial completion of any retention period, even if termination of employment is due to the participant's involuntary termination, death, or disability. Any bonus paid hereunder will be appropriately reduced to satisfy any tax withholding obligations. The bonus will be distributed to participants at the first payroll cycle after his or her Retention Date.

        5. Term of Plan. The Plan shall become effective upon adoption by the Board and shall terminate at such time as the Board, in its sole discretion, shall discontinue the Plan and implement a successor plan.

        6. Amendment and Termination of the Plan. The Plan may not be amended, suspended or terminated prematurely unless agreed to in writing by the Company and any affected Participants.

        7. Limitations. Neither the Plan nor the transactions authorized under the Plan constitute an express or implied promise of continued employment for any period whatsoever.

        8. Governing Law. The Plan shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

        9. Funding. The Plan shall be funded out of the Company's general assets.

        10. Existing Agreements. This Plan represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes any prior severance or retention plans or agreements that participants may have entered into with the Company prior to the date hereof.

        11. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under the Plan and any Existing Agreements and shall agree expressly to perform the Company's obligations under the Plan and any Existing Agreements in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.



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                                    EXHIBIT A

                          LIST OF ELIGIBLE PARTICIPANTS




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